UNITED STATES STEEL CORPORATION
SUPPLEMENTAL THRIFT PROGRAM
Effective January 1, 2005, Amended and Restated Effective January 1, 2019

1.    History and Purpose
United States Steel Corporation (the “Corporation”) established the United States Steel Corporation Supplemental Thrift Program (the “Program”), and hereby amends and restates the Program effective January 1, 2019, as set forth herein with respect to participation and benefits on and after such date. The Program was previously amended and restated effective January 1, 2005 to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), except with respect to benefits that were vested under the Program on or before December 31, 2004. Benefits accrued prior to January 1, 2005 are and shall remain payable in accordance with the terms of the Program in effect on December 31, 2004.

The purpose of this Program is to compensate individuals for the loss of “Company Matching Contributions” under the United States Steel Corporation Savings Fund Plan for Salaried Employees (“Savings Plan”) or the U. S. Steel Tubular Services Savings Plan (collectively, the “Plans”) that occurs due to certain limits established under the Code or that are required under the Code. The term “Employer” shall mean the Corporation and any other company that is a participating employer in the Plans.

2.    Eligibility
Except as otherwise provided herein, an individual is a “Member” of the Program if he or she is a participant in either of the Plans and does not receive the maximum Company Matching Contributions under the Plans because of the limitations under the Code listed in section 3 below.

3.    Amount of Benefits
(a)    Company Matching Contributions
With respect to a month in which a Member’s ability to either:

(1)
save on a pre-tax and/or after-tax basis under either of the Plans at a rate at least equal to the maximum rate of Company Matching Contributions is restricted by the limitations under Code sections 401(a)(17), 401(k), 402(g), and 415(c), or

(2)	save on an after-tax basis under either of the Plans at a rate at least equal to the maximum rate of Company Matching Contributions is restricted by Code section 401(m),

the full Company Matching Contributions which would otherwise have been deposited into the Plans on behalf of the Member will be credited for such month to a notional account (the “Account”) established under the Program for the Member (regardless of the Member’s rate of savings under the Plans).

A Member’s Account will be credited with investment earnings in the same manner as if the amount had been deposited in the applicable Plan for investment in the U. S. Steel Stock Fund. The number of shares to be credited to a Member’s Account (book entry only) will be calculated using the amount of contribution and the net asset value of United States Steel Corporation Common Stock at markets close on the processing date. Except as otherwise provided, the rules under the Plans for determining service for vesting, Corporation stock values, share determination, and beneficiary designations will be applicable under this Program.

(b) Special Rules for Sold Location Participants
For purposes of this Program, a Sold Location Participant is a Member who is covered under the Sale of Facilities provisions under the USS Pension Plan. A Sold Location Participant who elects to cease accruals and commence distribution of his or her benefit under the USS Pension Plan on or after attainment of the USS Pension Plan’s normal retirement age of 65, but prior to termination of employment with the purchasing entity (or their successors) (the “Plan Retirement Date”), shall not be eligible for future accruals under this Program following the Plan Retirement Date; provided that neither such election nor cessation of future accruals shall have any effect on the form and time of payments otherwise provided in section 4 herein. The Member’s benefits under this Program shall be calculated as of his or her Plan Retirement Date; provided that, for the period between the Member’s Plan Retirement Date and his or her termination of employment, simple interest will accrue and will be payable on the benefit due under this Program using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the USS Pension Plan during the months included in this period.

4.    Form of Benefit and Timing of Distribution
(a)    Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013

(1)
Subject to section 4(c) below, with respect to benefits accrued from January 1, 2005 through August 31, 2013, a Member shall receive a lump sum distribution of the benefits payable under this Program upon the Member’s (a) termination of employment with five or more years of continuous service as defined in the Savings Plan, (b) termination of employment with the consent of the Corporation, or (c) death prior to termination of employment. Benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Corporation. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.

(2)
Notwithstanding the form of payment specified in paragraph 1, with respect to benefits accrued from January 1, 2005 through August 31, 2013, and subject to section 4(c) below, a Member may irrevocably elect to receive such benefits payable in the form of a single life annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Member shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Member has made a valid election to receive an annuity form of payment.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Plan Administrator (as defined in section 5(a) below), by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings. The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

(3)
In the event a Member dies prior to termination of employment, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

(4)
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her Account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

(b)	Annuity Distribution and Lump Sum Option for Benefits Accruing On and After September 1, 2013

(1)
Subject to section 4(c) below, with respect to benefits accrued on and after September 1, 2013, a Member shall receive a distribution of the benefits payable under this Program in the form of a single life annuity upon the Member’s (a) termination of employment with five or more years (for Members hired on or after January 1, 2019, three or more years) of continuous service as defined in the Savings Plan, (b) termination of employment with the consent of the Corporation, or (c) death prior to termination of employment. Benefits provided by this Program shall be paid by the Corporation in cash out of the general assets of the Corporation. The payment date for commencement of annuity installment payments shall be on the first regularly scheduled payroll date of the second calendar month following the month in which such termination of employment occurred.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Plan Administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

(2)
Notwithstanding the foregoing specified form of payment, with respect to benefits that may accrue on and after September 1, 2013, and subject to section 4(c) below, an employee may receive such benefits in the form of a lump sum payment on the last business day of the calendar month following the month in which termination of employment occurred, provided the employee makes a timely benefit election. For employees in the Program on July 31, 2013, a one‑time irrevocable election to receive a lump sum payment must be made prior to September 1, 2013 in order to be valid. For employees who become eligible to participate in the Program after July 31, 2013, the one‑time irrevocable election must be made within 30 days after the individual becomes eligible and will be effective with respect to benefits accruing subsequent to the election.

(3)
In the event a Member dies prior to termination of employment, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

(4)
In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her Account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

(c)    Delay in Payment to Specified Employees
In the case of any Member who is determined by the Plan Administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such Member’s distribution that is considered deferred, for purposes of Code section 409A, in taxable years beginning after December 31, 2004, shall be distributed as described in sections 4(a) or 4(b) above, but rather shall be payable (or payments shall commence in the case of an annuity form of payment) on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, simple interest will accrue and be payable, on the date specified in the preceding sentence, on the balance due using the average of the interest rates established under the Pension Benefit Guaranty Corporation regulations to determine the present value of lump sum distributions payable under the USS Pension Plan during the months included in the six-month delay period. In the case of an annuity form of payment, installments otherwise payable in the first six months following separation from service shall be accumulated and paid on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death).

For purposes of this Program, a Member’s entire benefit amount shall be considered deferred in taxable years beginning after December 31, 2004 if the Member had not attained at least five years of service as of December 31, 2004. For Members with at least five years of service as of December 31, 2004, their benefit determined as of December 31, 2004, plus earnings, shall be payable in accordance with the terms of the Program in effect on October 3, 2004, without any modification thereto.

(d)	Full and Final Settlement
Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program.

(e)    Termination of Employment
For purposes of this section 4, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.

5.    General Provisions
(a)    Administration
The United States Steel and Carnegie Pension Fund shall be the “Plan Administrator” and named fiduciary with respect to the administration of the Program. The Plan Administrator shall have full discretion and authority to decide all questions arising out of and relating to the administration of the Program. The decision of the Plan Administrator shall be final and conclusive as to all questions of interpretation and application of the Program.

(b)    Amendment or Termination of Program
The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Program is terminated, employees who are (or were) covered under this Program will continue to accrue eligibility service under the Program for purposes of satisfying the three-year service requirement, provided they remain employed with the Corporation, their Employer, or any member of the controlled group that includes the Corporation. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

(c)    No Guarantee of Employment
Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

(d)    Nonalienation
No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

(e)    No Requirement to Fund
Benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

(f)    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.

(g)    Severability
If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.

(h)    Exclusive Provisions of Program
The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.

(i)    Code Section 409A
This Program shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

(j)	Withholding
The Employer is authorized to withhold from any payment due under the Program an amount necessary to satisfy the tax withholding obligations that arise in connection with such payment or the payment of any other compensation by an Employer to the Member outside of the Program.

6.	Claims and Appeals Procedures
All claims for benefits under the Program must be filed with the Plan Administrator within one year after the Member’s termination of employment with the Employer.

If a claim is wholly or partially denied, the Plan Administrator shall notify the claimant of the adverse benefit determination within 90 days after receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

The Plan Administrator shall provide a claimant with written or electronic notification of any adverse benefit determination. All notifications of adverse benefit determination shall set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific provisions of the Program on which the determination is based;

(c)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)
A description of the review procedures under the Program and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse benefit determination on final review.

If a claim for benefits is denied, the claimant may within 60 days after receipt of the denial appeal in writing to the Vice President – Administration, United States Steel and Carnegie Pension Fund, 600 Grant Street, Room 1600, Pittsburgh, Pennsylvania 15219-2800. If a claimant fails to file a request for review within the 60-day time limit and in the manner specified above, the claimant shall thereafter be barred from again asserting such claim.

In connection with an appeal of an adverse benefit determination, the claimant may submit written comments, documents, records, and other information relating to the claim for benefits. All comments, documents, records and other information submitted by the claimant relating to the claim shall be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination. A claimant shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.

A claimant shall be notified of the benefit determination on review no later than 60 days after receipt of the claimant’s request for review by the Plan Administrator, unless the Vice President – Administration determines that special circumstances require an extension of time for processing the claim. If it is determined that an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of sixty 60 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

A claimant shall be provided with written or electronic notification of a Plan Administrator’s benefit determination on appeal. In the case of an adverse benefit determination, the notification shall set forth:

(a)	The specific reason or reasons for the adverse determination;

(b)	Reference to the specific provisions of the Program on which the benefit determination is based;

(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring an action under Section 502(a) of ERISA.
The decision of the Vice President – Administration shall be final and shall bind all parties concerned to the extent permitted by law.

If the claim is denied on appeal, in whole or in part, the claimant may file a lawsuit under Section 502(a) of ERISA within one year after receipt of the final adverse benefit determination.

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